Exhibit 99.1

Workstream Enters into Exchange Agreements with Holders of it Special Warrants

MAITLAND, FL, September 2, 2008 – Workstream Inc. (NASDAQ - WSTM), a leading provider of on-demand compensation, performance and talent management solutions, today announced that on August 29, 3008 it entered into separate Exchange Agreements with each of the holders of its Special Warrants pursuant to which, among other things, each Special Warrant holder exchanged its Special Warrants for a senior secured note, in the original principal amount equal to the original purchase price of its Special Warrant (totaling, in the aggregate, approximately $19,000,000), which note is secured by a lien on all of the assets of Workstream and its subsidiaries. Each subsidiary of Workstream also delivered a Guaranty pursuant to which it agreed to guarantee the obligations of Workstream under such note. Each Special Warrant holder also exchanged the additional warrant held by it for a new warrant exercisable for the same number of common shares at an exercise price of $.25 per share. Workstream and each of the Special Warrant holders also entered into an Amended and Restated Registration Rights Agreement pursuant to which Workstream agreed to provide certain registration rights under the Securities Act of 1933 with respect to the common shares underlying the warrants.

About Workstream

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, VISA and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For more information contact:

Jay Markell
Workstream Inc.
Tel: 407-475-7500
e-mail: jay.markell@workstreaminc.com